Exhibit 99.1

Trex Company Names Prithvi S. Gandhi to Senior Vice President, Chief Financial Officer

Mr. Prithvi S. Gandhi, Senior Vice President, Chief Financial Officer, Trex Company, Inc

WINCHESTER, Va.--(BUSINESS WIRE)--October 1, 2025--Trex Company, Inc. [NYSE: TREX], the world’s largest manufacturer of high-performance, low-maintenance composite decking and railing, today announced that it has named Prithvi (Prith) Gandhi as Senior Vice President, Chief Financial Officer effective October 6, 2025.

Mr. Gandhi brings over 25 years of financial leadership experience, having served in CFO, FP&A, strategy and corporate development roles across the building products, manufacturing, basic materials, and information technology sectors. Most recently, he was Executive Vice President and CFO of Beacon Roofing Supply, a leading North American distributor of residential and commercial roofing products. While at Beacon, he strengthened the company’s focus on financial planning, business insights, investor relations and implementation of cost reduction actions. Prior to that, he served as Vice President and CFO of TAMKO Building Products, LLC, one of the largest independent U.S. manufacturers of residential roofing products, where he drove financial performance improvements and spearheaded the company’s entry into sustainable products.

“We’re very pleased to welcome Prith to Trex as our new Chief Financial Officer,” said Bryan Fairbanks, President and Chief Executive Officer of Trex Company. “He brings extensive leadership experience in finance, corporate strategy and development in the Building Products sector. Prith has a proven track record of developing impactful financial strategies, which are critical to successfully navigating the complexities of today’s Building Products landscape. His expertise will be invaluable as we continue to execute our long-term strategy, create sustainable value for our shareholders, and strengthen Trex’s market leadership."

Earlier in his career, Mr. Gandhi had a successful eight-year tenure at Owens Corning [NYSE: OC], where he held multiple senior finance roles, including as Interim CFO from 2019-2020.

"I am pleased to join the executive leadership team at Trex, universally recognized as a leader in the outdoor living space," said Prithvi Gandhi. "Trex’s proven track record of innovation, operational excellence, and delivering value to its customers and shareholders is inspiring. I look forward to contributing to the Company’s continued growth and success."

Prithvi Gandhi received a Bachelor of Science degree in Mathematics and Economics from the University of California, a Master of Arts degree in International Economics from Georgetown University, and Master of Business Administration degree with a concentration in Finance and Accounting from the Wharton School of Business.

About Trex Company

For more than 30 years, Trex Company [NYSE: TREX] has invented, reinvented and defined the composite decking category. Today, the company is the world’s #1 brand of sustainably made, wood-alternative decking and residential railing, and a leader in high performance, low-maintenance outdoor living products. Boasting the industry’s strongest distribution network, Trex sells products through more than 6,700 retail outlets across six continents. Through strategic licensing agreements, the company offers a comprehensive outdoor living portfolio that includes deck drainage, flashing tapes, LED lighting, outdoor kitchen components, pergolas, spiral stairs, fencing, lattice, cornhole and outdoor furniture – all marketed under the Trex® brand. Based in Winchester, Va., Trex is proud to have been named America’s Most Trusted® Outdoor Decking* 5 Years in a Row (2021-2025). The company also holds a place on Barron’s list of the 100 Most Sustainable U.S. Companies (2024 and 2025), was named one of America’s Most Responsible Companies 2024 by Newsweek, ranked as one of the 100 Best ESG Companies by Investor’s Business Daily, and named the Sustainable Brand Leader in the decking category by Green Builder Media for the 15th consecutive year. For more information, visit Trex.com.

You may also follow Trex on Facebook (trexcompany), Instagram (trexcompany), X (Trex_Company), LinkedIn (trex-company), TikTok (trexcompany), Pinterest (trexcompany) and Houzz (trex-company-inc), or view product and demonstration videos on the brand’s YouTube channel (TheTrexCo).

*2021-2025 DISCLAIMER: Trex received the highest numerical score in the proprietary Lifestory Research 2021-2025 America’s Most Trusted® Outdoor Decking studies. Study results are based on the experiences and perceptions of people surveyed. Your experiences may vary. Visit www.lifestoryresearch.com.

Contacts:

Lynn Morgen

Casey Kotary

ADVISIRY Partners

212-750-5800

lynn.morgen@advisiry.com

casey.kotary@advisiry.com